Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Jeffrey A. Chaffkin 860-273-7830 chaffkinj@aetna.com

News Release _________________________________________________________

     AETNA REPORTS FOURTH-QUARTER AND FULL-YEAR 2007 RESULTS
•	Fourth-quarter operating earnings were $0.88 per share, a 13 percent increase over the prior-year quarter, in line with the Thomson/First Call mean of $0.88 per share
•	Fourth-quarter net income was $0.87 per share, a 9 percent increase over the prior-year quarter
•	Full-year 2007 operating earnings were $3.49 per share, a 20 percent increase over 2006
•	Full-year net income was $3.47 per share, a 16 percent increase over 2006
•	Commercial Medical Benefit Ratio was 79.2 percent for fourth quarter 2007 and 79.5 percent for the full year
•
Medical membership grew organically by 168,000 in the fourth quarter 2007 and 730,000 for the full year; overall medical membership was 16.853 million including members in the Schaller Anderson and Goodhealth Worldwide acquisitions

•	Guidance: Full-year 2008 operating earnings per share projected to be $4.00; first-quarter 2008 operating earnings per share projected to be $0.92

HARTFORD, Conn., February 7, 2008― Aetna (NYSE: AET) today announced fourth-quarter 2007 operating earnings of $0.88 per share.  The increase in operating earnings per share reflects 12 percent total revenue growth, primarily from quarter-over-quarter membership growth and premium and fee rate increases, as well as solid underwriting results and continued general and administrative expense efficiencies.  This improvement also reflects the benefit of continued share repurchases.  Fourth-quarter net income was $0.87 per share, an increase of 9 percent over the prior-year quarter.  Operating earnings exclude net realized capital gains (losses) and other items. (1)

Full-year 2007 operating earnings increased by 20 percent over the prior year to $3.49 per share.  Net income was $3.47 per share, an increase of 16 percent over the prior year.

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Quarterly Financial Results at a Glance

	Three Months Ended December 31,
(Millions, except per share results)	2007	2006	Change
Total revenue	$7,144.4	$6,359.5	12%
Operating earnings(1)	454.5	424.2	7%
Net income	448.4	434.1	3%

Per share results:
Operating earnings(1)	.88	.78	13%
Net income	.87	.80	9%

Weighted average common shares - diluted	516.3	541.8

Full-Year Financial Results at a Glance

	Twelve Months Ended December 31,
(Millions, except per share results)	2007	2006	Change
Total revenues	$27,599.6	$25,145.7	10%
Operating earnings(1)	1,837.1	1,647.9	11%
Net income	1,831.0	1,701.7	8%

Per share results:
Operating earnings(1)	3.49	2.90	20%
Net income	3.47	2.99	16%

Weighted average common shares - diluted	527.0	569.1

 “We are very pleased to have delivered another year of strong results in 2007,” said Ronald A. Williams, chairman and CEO. “Our disciplined focus on providing innovative products, integrated solutions and best-in-class customer service has resulted in consistent, profitable growth and a platform for continued success in 2008.

“These accomplishments have been the direct result of the execution of our strategy, the efforts of our dedicated workforce and our unwavering focus on the people who use our services.  Continued growth across product lines; our ongoing work to identify and reach underserved segments of the marketplace; and broadening our product portfolio, whether through recent acquisitions or innovation, have positioned Aetna well for future growth.  It is through the combination of all of these factors, as well as targeting our growth by better understanding the needs of our customers through market segmentation, that we will attain industry leadership. That’s our goal.”

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“Aetna’s excellent results in 2007 validate our winning strategy,” said Joseph M. Zubretsky, executive vice president and CFO. “We continue to effectively manage medical costs, to increase our membership and revenues and to effectively deploy capital, three keys to delivering sustained profitable growth.

“For full-year 2008, we project operating earnings to be $4.00 per share, in line with our prior guidance.  We project our first-quarter 2008 operating earnings per share to be $0.92 per share, a 14 percent increase over the 2007 first-quarter level.  We believe Aetna is very well positioned to continue to sustain long-term operating earnings per-share growth of 15 percent,” Zubretsky said. (2)

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, dental, pharmacy and behavioral health products and services, reported:
•
Operating earnings of $439.6 million for the fourth quarter of 2007, compared with $412.2 million for the fourth quarter of 2006. The increase in operating earnings reflects a 15 percent increase in revenue primarily from membership growth, premium and fee rate increases and acquisitions, as well as solid underwriting results, continued general and administrative expense efficiencies and higher net investment income.

•	Net income of $439.2 million for the fourth quarter of 2007, compared with $418.7 million for the fourth quarter of 2006.
•
A Commercial Medical Benefit Ratio (“MBR”) of 79.2 percent for the fourth quarter of 2007, compared to 78.3 percent for the fourth quarter of 2006.  The Commercial MBR for the fourth quarter of 2006 included approximately $42 million pretax of favorable development of prior-period health care cost estimates.

•	A Medicare MBR of 86.5 percent for the fourth quarter of 2007, compared to 83.8 percent for the fourth quarter of 2006.
•
A total MBR of 80.3 percent for the fourth quarter of 2007, compared to 78.8 percent for the fourth quarter of 2006. Total MBR combines the benefit ratios of the Commercial, Medicare and Medicaid products.

•
Fourth quarter medical membership increased organically by 168,000. Including Goodhealth Worldwide’s 58,000 members, total medical membership at December 31, 2007 was 16.853 million members.  Fourth quarter pharmacy membership increased by 63,000 to 10.732 million and dental membership increased by 142,000 to 13.406 million.

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•	Total revenues for the fourth quarter of 2007 increased by 15 percent to $6.4 billion from $5.6 billion for the fourth quarter of 2006.

Full-year 2007 operating earnings for Health Care were $1.8 billion, compared with 2006 operating earnings of $1.6 billion.  Full-year 2007 operating earnings were higher primarily due to total revenue growth, primarily from higher membership levels and premium and fee rate increases, as well as solid underwriting results, continued general and administrative efficiencies and higher net investment income.  Full-year net income for 2007 was $1.7 billion, compared with $1.5 billion for 2006.  Full-year 2007 Commercial MBR was 79.5 percent, compared to 79.3 percent for 2006.  Full-year 2007 organic medical membership growth was 730,000, an increase of 5 percent over 2006.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
•
Operating earnings of $37.0 million for the fourth quarter of 2007, compared with $29.9 million for the fourth quarter of 2006, reflecting a lower group benefit ratio partially offset by higher general and administrative expenses.

•	Net income of $32.4 million for the fourth quarter of 2007, compared with $34.6 million for the fourth quarter of 2006.
•	Total revenues of $536.7 million for the fourth quarter of 2007, compared with $537.0 million for the fourth quarter of 2006.

For full-year 2007, Group Insurance reported operating earnings of $145.5 million, compared with $132.7 million for 2006.  The increase was primarily due to a lower group benefit ratio as well as higher net investment income.  Full-year net income for 2007 was $120.4 million, compared with $133.9 million for 2006.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:

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•	Operating earnings of $11.4 million for the fourth quarter of 2007, compared with $8.9 million for the fourth quarter of 2006.
•	Net income of $10.3 million for the fourth quarter of 2007, compared with $7.6 million for the fourth quarter of 2006.

For full-year 2007, Large Case Pensions reported operating earnings of $38.1 million, compared with $38.9 million for 2006.  Full-year net income for 2007 was $79.0 million compared with $122.6 million for 2006.  Net income for full-year 2007 and 2006 includes $41.8 million and $75.0 million, respectively, of after-tax benefits related to the reduction of reserves for discontinued products.

Total company results
•
Total Revenues.  Revenues increased 12 percent to $7.1 billion for the fourth quarter of 2007, compared with $6.4 billion for the fourth quarter of 2006. The growth in fourth-quarter revenue reflects a higher level of membership, premium and fee rate increases and revenue from the recent acquisition of Schaller Anderson which together resulted in an increase of 14 percent in premiums and 11 percent in fees and other revenue.  For full-year 2007, total revenues were $27.6 billion, compared with $25.1 billion for 2006, a 10 percent increase.

•
Total Operating Expenses.  Operating expenses were $1.4 billion for the fourth quarter of 2007, $127.1 million higher than the fourth quarter of 2006.  Operating expenses as a percentage of revenue(3) improved to 19.0 percent for the fourth quarter of 2007 from 19.4 percent for the fourth quarter of 2006, reflecting continued expense efficiencies, offset by investments in growth initiatives.  Including net realized capital gains (losses), these percentages were 19.0 percent for the fourth quarter of 2007 and 19.3 percent for the fourth quarter of 2006.  For full-year 2007, operating expenses as a percentage of revenue (3) improved to 18.2 percent from 18.8 percent for 2006.  Including net realized capital gains (losses) and other items, these percentages were 18.3 percent for full-year 2007 and 19.2 percent for full-year 2006.

•
Corporate Interest Expense was $33.5 million after tax for the fourth quarter of 2007, compared with $26.8 million for the fourth quarter of 2006.  Corporate interest expense was $117.4 million after tax for full-year 2007, compared with $96.4 million for 2006.  The increase for fourth-quarter and full-year 2007 was due to higher average debt levels in 2007.

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•	Net Income. Aetna reported net income of $448.4 million for the fourth quarter of 2007, compared with $434.1 million for the fourth quarter of 2006. For full-year 2007, Aetna reported net income of $1.8 billion, compared with $1.7 billion for 2006.
•
Operating Margin was 10.8 percent for the fourth quarter of 2007, compared with 11.3 percent for the fourth quarter of 2006, pre-tax.(4) The after-tax operating margin, which represents income from continuing operations divided by total revenue, was 6.3 percent for the fourth quarter of 2007, compared with 6.8 percent for the fourth quarter of 2006.  For full-year 2007 the pre-tax operating margin (4) improved to 11.1 percent from 11.0 percent for 2006.  The after-tax operating margin was 6.6 percent for full-year 2007 compared to 6.7 percent for 2006.

•
Share repurchases.  Aetna repurchased 6.1 million shares at a cost of $348.1 million in the fourth quarter of 2007, bringing full year total shares repurchased to 33.2 million, at a cost of $1.7 billion.

A live audio webcast of the fourth-quarter results conference call will begin at 8:30 a.m. ET today.  The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the Internet at www.aetna.com.  Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.

The conference call also can be accessed by dialing 866-454-4207, or 913-312-0824 for international callers.  The Company suggests participants dial in approximately 10 minutes before the call.  Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 8490606. Telephone replays will be available from 11:30 a.m. ET on February 7 until midnight ET on February 20, 2008.

Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 36.7 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates. www.aetna.com

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Consolidated Statements of Income

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
(Millions)	2007	2006	2007	2006

Revenue:
Health care premiums	$5,583.4	$4,845.2	$21,500.1	$19,153.5
Other premiums	486.2	473.5	1,979.3	1,956.0
Fees and other revenue	799.1	717.9	3,044.0	2,839.3
Net investment income	285.0	312.6	1,149.9	1,164.7
Net realized capital (losses) gains	(9.3)	10.3	(73.7)	32.2
Total revenue	7,144.4	6,359.5	27,599.6	25,145.7

Benefits and expenses:
Health care costs	4,480.7	3,819.1	17,294.8	15,301.0
Current and future benefits	543.4	585.4	2,248.1	2,319.0
Operating expenses:
Selling expenses	267.2	237.4	1,060.9	952.7
General and administrative expenses (5)	1,088.9	991.6	3,985.5	3,867.9
Total operating expenses	1,356.1	1,229.0	5,046.4	4,820.6
Interest expense	51.5	41.1	180.6	148.3
Amortization of other acquired intangible
assets	28.1	21.9	97.6	85.6
Reduction of reserve for anticipated future
losses on discontinued products	-	-	(64.3)	(115.4)
Total benefits and expenses	6,459.8	5,696.5	24,803.2	22,559.1

Income from continuing operations before
income taxes	684.6	663.0	2,796.4	2,586.6
Income taxes	236.2	228.9	965.4	901.0
Income from continuing operations	448.4	434.1	1,831.0	1,685.6
Income from discontinued operations,
net of tax	-	-	-	16.1
Net income	$448.4	$434.1	$1,831.0	$1,701.7

Shareholders' equity at December 31, 2007 and 2006			$10,038.4	$9,145.1

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Summary of Results

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
(Millions)	2007	2006	2007	2006

Operating earnings	$454.5	$424.2	$1,837.1	$1,647.9
Debt refinancing charge	-	-	-	(8.1)
Physician class action settlement insurance-
related charge	-	-	-	(47.1)
Reduction of reserve for anticipated future
losses on discontinued products	-	-	41.8	75.0
Acquisition-related software charge	-	-	-	(6.2)
Net realized capital (losses) gains	(6.1)	9.9	(47.9)	24.1
Income from continuing operations (GAAP
measure)	448.4	434.1	1,831.0	1,685.6
Income from discontinued operations	-	-	-	16.1
Net income (GAAP measure)	$448.4	$434.1	$1,831.0	$1,701.7

Weighted average common shares - basic	500.2	520.5	509.2	546.2

Weighted average common shares - diluted	516.3	541.8	527.0	569.1

Summary of Results Per Common Share

Operating earnings	$.88	$.78	$3.49	$2.90
Debt refinancing charge	-	-	-	(.01)
Physician class action settlement insurance-
related charge	-	-	-	(.08)
Reduction of reserve for anticipated future
losses on discontinued products	-	-	.08	.13
Acquisition-related software charge	-	-	-	(.01)
Net realized capital (losses) gains	(.01)	.02	(.10)	.03
Income from continuing operations (GAAP
measure)	.87	.80	3.47	2.96
Income from discontinued operations	-	-	-	.03
Net income (GAAP measure)	$.87	$.80	$3.47	$2.99

Shareholders' equity (6) at December 31, 2007 and 2006			$20.23	$17.72

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Segment Information (7)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
(Millions)	2007	2006	2007	2006
Health Care:
Premiums:
Commercial	$4,825.7	$4,383.9	$18,656.8	$17,356.5
Medicare	634.3	453.1	2,598.3	1,787.7
Medicaid	123.4	8.2	245.0	9.3
Total premiums	$5,583.4	$4,845.2	$21,500.1	$19,153.5

Total revenue	$6,446.0	$5,627.9	$24,768.6	$22,240.5

Selling expenses	$244.0	$216.2	$966.6	$867.4
General and administrative expenses	1,014.9	923.7	3,708.3	3,618.6
Total operating expenses	$1,258.9	$1,139.9	$4,674.9	$4,486.0

Operating earnings	$439.6	$412.2	$1,770.9	$1,572.7
Debt refinancing charge	-	-	-	(8.1)
Physician class action settlement
insurance-related charge	-	-	-	(47.1)
Net realized capital (losses) gains	(.4)	6.5	(21.9)	8.0
Net income (GAAP measure)	$439.2	$418.7	$1,749.0	$1,525.5

Medical Benefit Ratios:
Commercial	79.2%	78.3%	79.5%	79.3%
Medicare	86.5%	83.8%	86.8%	85.2%
Medicaid	89.4%	*	88.4%	*
Total	80.3%	78.8%	80.4%	79.9%
* Not meaningful

Group Insurance:
Total revenue	$536.7	$537.0	$2,139.5	$2,152.1

Selling expenses	$23.2	$21.2	$94.3	$85.3
General and administrative expenses	70.1	63.5	261.9	232.3
Total operating expenses	$93.3	$84.7	$356.2	$317.6

Operating earnings	$37.0	$29.9	$145.5	$132.7
Acquisition-related software charge	-	-	-	(6.2)
Net realized capital (losses) gains	(4.6)	4.7	(25.1)	7.4
Net income (GAAP measure)	$32.4	$34.6	$120.4	$133.9

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Segment Information continued (7)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
(Millions)	2007	2006	2007	2006
Large Case Pensions:
Total revenue	$161.7	$194.6	$691.5	$753.1

Operating earnings	$11.4	$8.9	$38.1	$38.9
Reduction of reserve for anticipated future
losses on discontinued products	-	-	41.8	75.0
Net realized capital (losses) gains	(1.1)	(1.3)	(.9)	8.7
Net income (GAAP measure)	$10.3	$7.6	$79.0	$122.6

Total Company:
Revenue, excluding net realized capital (losses) gains (A)	$7,153.7	$6,349.2	$27,673.3	$25,113.5
Net realized capital (losses) gains	(9.3)	10.3	(73.7)	32.2
Total revenue (B) (GAAP measure)	$7,144.4	$6,359.5	$27,599.6	$25,145.7

Selling expenses	$267.2	$237.4	$1,060.9	$952.7
General and administrative expenses	1,088.9	991.6	3,985.5	3,774.8
Operating expenses, excluding other items (C)	1,356.1	1,229.0	5,046.4	4,727.5
Debt refinancing charge	-	-	-	12.4
Physician class action settlement
insurance-related charge	-	-	-	72.4
Acquisition-related software charge	-	-	-	8.3
Total operating expenses (D) (GAAP measure)	$1,356.1	$1,229.0	$5,046.4	$4,820.6

Operating Expenses Percentages:
Operating expenses as a % of revenue (C)/(A)	19.0%	19.4%	18.2%	18.8%
Total operating expenses as a % of total revenue (D)/(B)
(GAAP measure)	19.0%	19.3%	18.3%	19.2%

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Membership

	December 31,		December 31,	September 30,
(Thousands)	2007		2006	2007
Medical Membership:
Commercial	15,871		15,141	15,660
Medicare Advantage	193		123	191
Medicare Health Support Program	14		17	15
Medicaid	775		152	747
Total Medical Membership	16,853	(8)	15,433	16,613	(8)

Consumer-Directed Health Plans (9)	994		676	980

Dental Membership:
Commercial	12,468		12,262	12,426
Network Access (10)	938		1,210	838
Total Dental Membership	13,406		13,472	13,264

Pharmacy Membership:
Commercial	9,634		9,161	9,570
Medicare PDP (stand-alone)	311		314	309
Medicare Advantage PDP	151		115	150
Total Pharmacy Benefit Management Services	10,096		9,590	10,029
Mail Order (11)	636		625	640
Total Pharmacy Membership	10,732		10,215	10,669

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Operating Margins

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
(Milllions)	2007	2006	2007	2006
Reconciliation to Income from continuing
operations before income taxes:
Operating earnings before income taxes, excluding
interest expense and amortization of other acquired
intangible assets (A)	$773.5	$715.7	$3,084.0	$2,766.0
Interest expense	(51.5)	(41.1)	(180.6)	(148.3)
Amortization of other acquired intangible assets	(28.1)	(21.9)	(97.6)	(85.6)
Debt refinancing charge	-	-	-	(12.4)
Physician class action settlement insurance-related
charge	-	-	-	(72.4)
Reduction of reserve for anticipated future losses
on discontinued products	-	-	64.3	115.4
Acquisition-related software charge	-	-	-	(8.3)
Net realized capital (losses) gains	(9.3)	10.3	(73.7)	32.2
Income from continuing operations before income
taxes (B) (GAAP measure)	$684.6	$663.0	$2,796.4	$2,586.6

Reconciliation to Income from continuing
operations:
Operating earnings, excluding interest expense and
amortization of other acquired intangible assets (C)	$506.3	$465.3	$2,017.9	$1,800.0
Interest expense, net of tax	(33.5)	(26.8)	(117.4)	(96.4)
Amortization of other acquired intangible assets,
net of tax	(18.3)	(14.3)	(63.4)	(55.7)
Debt refinancing charge, net of tax	-	-	-	(8.1)
Physician class action settlement insurance-related
charge, net of tax	-	-	-	(47.1)
Reduction of reserve for anticipated future losses
on discontinued products, net of tax	-	-	41.8	75.0
Acquisition-related software charge, net of tax	-	-	-	(6.2)
Net realized capital (losses) gains, net of tax	(6.1)	9.9	(47.9)	24.1
Income from continuing operations (D) (GAAP
measure)	$448.4	$434.1	$1,831.0	$1,685.6

Reconciliation of Revenue:
Revenue, excluding net realized capital (losses)
gains (E)	$7,153.7	$6,349.2	$27,673.3	$25,113.5
Net realized capital (losses) gains	(9.3)	10.3	(73.7)	32.2
Total revenue (F) (GAAP measure)	$7,144.4	$6,359.5	$27,599.6	$25,145.7

Operating Margins:
Pretax operating margin (A)/(E)	10.8%	11.3%	11.1%	11.0%
Pretax operating margin (B)/(F) (GAAP measure)	9.6%	10.4%	10.1%	10.3%

After-tax operating margin (C)/(E)	7.1%	7.3%	7.3%	7.2%
After-tax operating margin (D)/(F) (GAAP measure)	6.3%	6.8%	6.6%	6.7%

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(1) Operating earnings exclude net realized capital gains and losses and other items, if any, from income from continuing operations as discussed below. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of the Company’s underlying business performance from period to period.  Management uses operating earnings to assess business performance and to make decisions regarding the Company’s operations and allocation of resources among the Company’s businesses.  Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.  Each of the excluded items is discussed below:
•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations.

•
Release of reserves for anticipated future losses on discontinued products of $41.8 million and $75.0 million, after tax, are considered other items for the years ended December 31, 2007 and 2006, respectively, as they represent a reduction of reserves previously established for certain products no longer offered by the Company that do not benefit ongoing business operations.

•
A debt refinancing charge of $8.1 million, after tax ($12.4 million pretax), represents the net charge from the write-off of debt issuance costs and the recognition of deferred gains on terminated interest rate swaps in connection with the redemption of the Company’s 8.5 percent senior notes due 2041.  This is an other item for the year ended December 31, 2006, as it does not reflect underlying 2006 business performance.

•
The write-off of a $47.1 million, after tax ($72.4 million pretax), insurance recoverable related to a prior-year physician class action settlement as a result of a trial court summary judgment ruling. This is an other item for the year ended December 31, 2006, as it does not reflect underlying 2006 business performance.

•
As a result of the acquisition of Broadspire’s disability business in 2006, the Company impaired approximately $6.2 million, after tax ($8.3 million pretax), of the Company’s previously capitalized software, due to the acquisition of a more multifunctional system.  This is an other item for the year ended December 31, 2006 as it does not reflect underlying 2006 business performance.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP), refer to the tables on pages 8 through 10 and page 12 of this press release.

(2) Projected operating earnings per share exclude any future net realized capital gains or losses and other items, if any, from income from continuing operations. The Company is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected income from continuing operations, or to a projected change in income from continuing operations, in any period. Projected operating earnings per share for the full-year 2008 assumes approximately 505 million weighted-average diluted shares.

(3) Operating expenses as a percentage of revenue excludes net realized capital gains and losses from total revenue. Net realized capital gains and losses do not directly relate to underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations. Operating expenses exclude the other items described in footnote (1).

(4)  In order to provide useful information regarding profitability of the Company on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), the Company’s pretax operating margin excludes interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess the Company’s performance, including performance versus competitors. Operating earnings used in the pretax margin calculation also exclude the other items described in footnote (1).

(5) General and administrative expenses for the year ended December 31, 2006 include the debt refinancing charge, insurance-related charge and the acquisition-related software charge discussed in footnote (1) above.

(6) Actual common shares outstanding were 496.3 million and 516.0 million at December 31, 2007 and 2006, respectively.

(7) Revenue and operating expense information is presented before income taxes.  Operating earnings information is presented net of income taxes.

(8) Includes approximately 600,000 and 575,000 Medicaid (112,000 and 111,000 Insured and 488,000 and 464,000 ASC) and 44,000 and 43,000 Commercial ASC members at December 31, 2007 and September 30, 2007, respectively, from the Schaller Anderson acquisition and approximately 58,000 Commercial members (1,000 Insured and 57,000 ASC) at December 31, 2007 from the Goodhealth Worldwide acquisition.

(9) Represents members in consumer-directed health plans included in the Company's Commercial medical membership.

(10) Represents members in products that allow these members access to the Company's dental provider network for a nominal fee.

(11) Represents members who purchased medications through Aetna Rx Home Delivery®, our mail order pharmacy, during the fourth quarter of the applicable year.

Aetna/14

ADDITIONAL INFORMATION; CAUTIONARY STATEMENT -- Certain information in this press release is forward looking, including our projections as to operating earnings and weighted-average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including failure to achieve desired rate increases and/or profitable membership growth due to significant competition, reputational issues or other factors in key geographic markets where membership is concentrated; unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); and the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance. Other important risk factors include, but are not limited to:  the ability to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement multiple strategic and operational initiatives simultaneously; reduced levels of investment income from low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, legislative proposals that would limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, and other proposals, such as patients' rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix or medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities; and increases in medical costs or Group Insurance claims resulting from any acts of terrorism, epidemics or other extreme events. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2006 Annual Report on Form 10-K, on file with the Securities and Exchange Commission (“SEC”), and Aetna’s 2007 Annual Report on Form 10-K when filed with the SEC.  You also should read Aetna's 2006 Annual Report on Form 10-K and September 30, 2007 Quarterly Report on Form 10-Q on file with the SEC, and Aetna’s 2007 Annual Report on Form 10-K when filed with the SEC for a discussion of Aetna's historical results of operations and financial condition.